As filed with the Securities and Exchange Commission on November 1, 2021

Registration No. 333-

united states
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

REDWIRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	98-1550429
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8226 Philips Highway, Suite 101 Jacksonville, FL	32256
(Address of Principal Executive Offices)	(Zip Code)

Redwire Corporation 2021 Omnibus Incentive Plan

Redwire Corporation 2021 Employee Stock Purchase Plan

(Full title of the plans)

William H. Read

Chief Financial Officer

8226 Philips Highway, Suite 101

Jacksonville, Florida 32256

(650) 701-7722

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

Alexander M. Schwartz

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.0001 per share, reserved for issuance pursuant to the Redwire Corporation 2021 Omnibus Incentive Plan	25,000,000	(3)	$12.67	$316,750,000	$29,363
Common stock, par value $0.0001 per share, reserved for issuance pursuant to the Redwire Corporation 2021 Employee Stock Purchase Plan	8,000,000	(4)	$12.67	$101,360,000	$9,396

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of our outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $12.67, the average of the high and low price of the registrant’s common stock on October 27, 2021, as reported on the New York Stock Exchange.

(3)	Represents shares of common stock issuable pursuant to the Redwire Corporation 2021 Omnibus Incentive Plan (the “Omnibus Plan”) being registered herein, which shares consist of shares of common stock reserved and available for delivery with respect to awards under the Omnibus Plan, shares of common stock that may again become available for delivery with respect to awards under the Omnibus Plan pursuant to the share counting, share recycling and other terms and conditions of the Omnibus Plan.

(4)	Represents shares of common stock issuable pursuant to the Redwire Corporation 2021 Employee Stock Purchase Plan (the “ESPP”) being registered herein, which shares consist of shares of common stock reserved and available for delivery with respect to awards under the ESPP, shares of common stock that may again become available for delivery with respect to awards under the ESPP pursuant to the share counting, share recycling and other terms and conditions of the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Redwire Corporation (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-259755) on October 4, 2021, relating to the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-259755), originally filed with the Commission on September 24, 2021 (as amended, including all exhibits);

(b) The Company’s Current Reports on Form 8-K filed with the Commission on September 10, 2021 (including the portions of the Company’s proxy statement specifically incorporated by reference therein); and

(c) The description of the Company’s common stock contained in our Registration Statement on Form 8-A filed with the Commission by Genesis Park Acquisition Corp. (i.e., the Company under its prior name and legal form) on November 23, 2020, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP, Chicago, Illinois.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s bylaws provide that the Company will indemnify its directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The Company has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. The form of Indemnification Agreement was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 10, 2021.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company will maintain standard policies of insurance that provide coverage (1) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that the Company may make to such directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation of Redwire Corporation, filed with the Secretary of State of the State of Delaware on September 2. 2021 (incorporated by reference to Exhibit 3.1 to Redwire Corporation’s Form 8-K filed on September 10, 2021).
4.2	Bylaws of Redwire Corporation (incorporated by reference to Exhibit 3.2 to Redwire Corporation’s Form 8-K filed on September 10, 2021).
5.1*	Opinion of Kirkland & Ellis LLP
10.1*	Redwire Corporation 2021 Omnibus Incentive Plan
10.2*	Redwire Corporation 2021 Employee Stock Purchase Plan
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of PricewaterhouseCoopers LLP, independent auditor for Cosmos Intermediate, LLC
23.3*	Consent of PricewaterhouseCoopers LLP, independent auditor for In Space Group, Inc.
23.4*	Consent of BDO USA, LLP, independent auditor for Adcole Maryland Aerospace, LLC.
23.5*	Consent of Plante & Moran, PLLC, independent auditor for Roccor, LLC
23.6*	Consent of Plante & Moran, PLLC, independent auditor for Deployable Space Systems, Inc.
23.7*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jacksonville, Florida, on November 1, 2021.

REDWIRE CORPORATION

By:	/s/ William Read
	Name:	William Read
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 1, 2021.

Name	Position

/s/ Peter Cannito	Chairman and Chief Executive Officer
Peter Cannito	(Principal Executive Officer)

/s/ William Reed	Chief Financial Officer (Principal Financial and Accounting Officer)
William Read

/s/ Les Daniels	Director
Les Daniels

/s/Louis R. Brothers	Director
Louis R. Brothers

/s/ Joanne Isham	Director
Joanne Isham

/s/ Kirk Konert	Director
Kirk Konert

/s/ Jonathan E. Baliff	Director
Jonathan E. Baliff

/s/ John S. Bolton	Director
John S. Bolton